UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36491	68-0521411
(Commission File Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 13, 2014, Century Communities of Georgia, LLC, a Colorado limited liability company (“Century Georgia”) and subsidiary of Century Communities, Inc., a Delaware corporation (“Century Communities”), completed an acquisition of substantially all the assets and operations of a leading homebuilding business in Atlanta, Georgia (the “Acquired Business”) from Peachtree Communities, LLC, a Florida limited liability company, and certain of its subsidiaries and affiliates (collectively, “Peachtree”), pursuant to an Asset Purchase Agreement among Peachtree, and Century Georgia and Century Communities (the “Acquisition”). Pursuant to the Acquisition, Century Georgia acquired from Peachtree 2,120 residential lots within 37 communities in the greater Atlanta, Georgia metropolitan area, for an aggregate purchase price of approximately $55 million in cash, subject to post-closing purchase price true-up adjustments. As part of the Acquisition, Century Georgia also assumed certain contracts of Peachtree and acquired certain tangible and intangible assets of the Acquired Business, including construction equipment, plans and specifications, entitlements, and certain intellectual property.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K within 71 calendar days from the date on which this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K within 71 calendar days from the date on which this Current Report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2014	CENTURY COMMUNITIES, INC.

	By:	/s/ Dale Francescon
Name: Dale Francescon
Title: Chairman of the Board of Directors and Co-Chief Executive Officer

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